EXHIBIT 12.1
                                                                    ------------




COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                                         Fiscal Year Ended                    Three Months Ended
                                                  -------------------------------------------------------   -------------------
                                                      December   December  December   December   December     March     March
                                                         25,        31,       29,        28,        27,        29,        28,
                                                        1998       1999      2000       2001       2002       2002      2003
                                                      --------   -------   --------   --------   --------   --------   -------
Earnings:
   Income (loss) before income taxes and cumulative   $ 20,158   $ 21,919   $(11,080)   $    937   $ 11,365   $  5,023   $  5,639
      effect of change in accounting principle
   Fixed charges from below                              1,335      1,575     21,130      51,875     49,043      9,179      9,992

                                                      --------   --------   --------    --------   --------   --------   --------
         Total earnings                               $ 21,493   $ 23,494   $ 10,050    $ 52,812   $ 60,408   $ 14,202   $ 15,631
                                                      ========   ========   ========    ========   ========   ========   ========

Fixed Charges:
    Interest expensed                                 $     35   $    475   $ 19,063    $ 47,242   $ 44,603   $  8,069   $  8,882
    Interest component of rent expense                   1,300      1,100      2,067       4,633      4,440      1,110      1,110

                                                      --------   --------   --------    --------   --------   --------   --------
         Total fixed charges                          $  1,335   $  1,575   $ 21,130    $ 51,875   $ 49,043   $  9,179   $  9,992
                                                      ========   ========   ========    ========   ========   ========   ========

Ratio of Earnings to Fixed Charges                        16.1       14.9         (1)        1.0        1.2        1.5        1.6


(1) Earnings for fiscal 2000 were inadequate to cover fixed charges by $11.1 million.